EXHIBIT 99.1

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Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2017 Fourth Quarter Results and Announces its Fiscal 2018 EPS Guidance

•	Organic revenues increased 3.0 percent for the quarter ended July 31, 2017.

•	Earnings before income taxes increased 12.2 percent to $35.9 million in the fourth quarter of fiscal 2017 compared to $32.0 million in the same quarter of the prior year.

•	Earnings per diluted Class A Nonvoting Common Share were $0.48 in the fourth quarter of fiscal 2017 compared to $0.49 in the same quarter of the prior year.

•	Earnings per diluted Class A Common Share guidance for the full year ending July 31, 2018 announced at a range of $1.85 to $1.95.

MILWAUKEE (September 7, 2017)--Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2017 fourth quarter ended July 31, 2017.

Quarter Ended July 31, 2017 Financial Results:
Net earnings for the quarter ended July 31, 2017, were $25.2 million compared to $25.1 million in the same quarter last year. Net earnings were significantly impacted by quarterly fluctuations in the income tax rate which was 29.7 percent for the quarter ended July 31, 2017, and 21.5 percent for the quarter ended July 31, 2016. Earnings before income taxes increased 12.2 percent to $35.9 million for the quarter ended July 31, 2017 compared to $32.0 million for the quarter ended July 31, 2016.
Earnings per diluted Class A Nonvoting Common Share were $0.48 for the quarter ended July 31, 2017, compared to $0.49 in the same quarter last year.
Sales for the quarter ended July 31, 2017, increased 2.5 percent to $289.2 million compared to $282.1 million in the same quarter last year. Total organic sales increased 3.0 percent and the impact of foreign currency translation decreased sales by 0.5 percent. By segment, organic sales increased 4.4 percent in Identification Solutions and decreased 0.6 percent in Workplace Safety.

Year Ended July 31, 2017 Financial Results:
Net earnings for the year ended July 31, 2017, were $95.6 million compared to $80.1 million last year. Earnings before income taxes increased 15.8 percent to $126.6 million for the year ended July 31, 2017, compared to $109.3 million last year.

Earnings per diluted Class A Nonvoting Common Share were $1.84 for the year ended July 31, 2017, compared to $1.58 last year.
Sales for the year ended July 31, 2017, decreased 0.7 percent to $1.11 billion compared to $1.12 billion last year. Total organic sales increased 0.5 percent and foreign currency translation decreased sales by 1.2 percent. By segment, organic sales increased 1.6 percent in Identification Solutions and decreased 2.0 percent in Workplace Safety.

Commentary:
“We finished fiscal 2017 with our eighth consecutive quarter of year-over-year improvement in pre-tax earnings. This is a direct result of our organic sales growth, our consistent focus on driving efficiencies throughout our SG&A structure, and our improved manufacturing processes,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “Organic sales growth was 3.0 percent this quarter. Our Identification Solutions business was the driver of our organic sales growth and is where we have been investing the most in the development of innovative new products. This is beginning to generate improved organic sales trends. Our priorities for fiscal 2018 remain unchanged, which are to grow our pipeline of innovative new products, accelerate organic sales growth, provide excellent customer service and deliver operational efficiencies throughout our business. We continue to focus on the long-term by taking actions today that we believe will result in sustainable organic sales growth into the future.”
“The benefits from our organic sales growth were supplemented by our focus on operational efficiencies, our drive for sustainable efficiency gains in our general and administrative cost structure, and a strong focus on cash generation,” said Brady’s Chief Financial Officer, Aaron Pearce. “During the year ended July 31, 2017, we increased our pre-tax earnings by 15.8 percent, increased net earnings by 19.4 percent, and generated $144.0 million of cash from operating activities, which represents 151 percent of net earnings. Our cash generation was primarily used to return funds to our shareholders in the form of dividends and to strengthen our balance sheet. We finished the year in a net cash position of $26.2 million compared to a net debt position of $75.7 million at the start of this fiscal year. Our balance sheet provides significant flexibility for investments to drive long-term shareholder value.”

Fiscal 2018 Guidance:
The Company anticipates organic sales to increase in the low-single digits for the year ending July 31, 2018. Brady expects earnings per diluted Class A Common Share to range from $1.85 to $1.95. This guidance is based upon a full-year income tax rate of approximately 27 percent to 29 percent, which is higher than fiscal 2017, and depreciation and amortization expense of approximately $26 million. The Company expects to continue to achieve efficiency gains in its manufacturing facilities and in selling, general and administrative expenses while increasing investments in research and development expenses by approximately 10 percent when compared to fiscal 2017. Capital expenditures are anticipated to be approximately $30 million during the year ending July 31, 2018. The Company’s fiscal 2018 guidance is based on foreign currency exchange rates as of July 31, 2017.

A webcast regarding Brady’s fiscal 2017 fourth quarter financial results will be available at www.bradycorp.com beginning at 9:30 a.m. Central Time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2017, employed approximately 6,300 people in its worldwide businesses. Brady’s fiscal 2017 sales were approximately $1.11 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; deterioration or instability in the global economy and financial markets; decreased demand for our products; Brady’s ability to retain large customers; risks associated with the loss of key employees; changes in tax legislation and tax rates; Brady’s ability to execute facility consolidations and maintain acceptable operational service metrics; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; litigation, including product liability claims; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; foreign currency fluctuations; potential write-offs of Brady’s substantial intangible assets; differing interests of voting and non-voting shareholders; Brady’s ability to meet certain financial covenants required by our debt agreements; numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2016.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited; Dollars in thousands, except per share data)

	Three months ended July 31,		Year ended July 31,
	2017	2016	2017	2016
Net sales	$289,212	$282,106	$1,113,316	$1,120,625
Cost of products sold	145,345	141,017	555,024	561,852
Gross margin	143,867	141,089	558,292	558,773
Operating expenses:
Research and development	11,047	9,268	39,624	35,799
Selling, general and administrative	96,525	98,418	387,653	405,096
Total operating expenses	107,572	107,686	427,277	440,895

Operating income	36,295	33,403	131,015	117,878

Other income (expense):
Investment and other income (expense)	561	321	1,121	(709)
Interest expense	(939)	(1,705)	(5,504)	(7,824)

Earnings before income taxes	35,917	32,019	126,632	109,345

Income tax expense	10,675	6,883	30,987	29,235

Net earnings	$25,242	$25,136	$95,645	$80,110

Net earnings per Class A Nonvoting Common Share:
Basic	$0.49	$0.50	$1.87	$1.59
Diluted	$0.48	$0.49	$1.84	$1.58
Dividends	$0.21	$0.20	$0.82	$0.81

Net earnings per Class B Voting Common Share:
Basic	$0.49	$0.50	$1.86	$1.57
Diluted	$0.48	$0.49	$1.83	$1.56
Dividends	$0.21	$0.20	$0.80	$0.79

Weighted average common shares outstanding (in thousands):
Basic	51,307	50,355	51,056	50,541
Diluted	52,180	50,834	51,956	50,769

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	July 31, 2017	July 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$133,944	$141,228
Accounts receivable—net	149,638	147,333
Inventories:
Finished products	69,760	64,313
Work-in-process	18,117	16,678
Raw materials and supplies	19,147	18,436
Total inventories	107,024	99,427
Prepaid expenses and other current assets	17,208	19,436
Total current assets	407,814	407,424
Other assets:
Goodwill	437,697	429,871
Other intangible assets	53,076	59,806
Deferred income taxes	35,456	27,238
Other	18,077	17,181
Property, plant and equipment:
Cost:
Land	7,470	5,809
Buildings and improvements	98,228	95,355
Machinery and equipment	261,192	256,549
Construction in progress	4,109	2,842
	370,999	360,555
Less accumulated depreciation	272,896	258,111
Property, plant and equipment—net	98,103	102,444
Total	$1,050,223	$1,043,964
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Notes payable	$3,228	$4,928
Accounts payable	66,817	62,245
Wages and amounts withheld from employees	58,192	45,998
Taxes, other than income taxes	7,970	7,403
Accrued income taxes	7,373	6,136
Other current liabilities	43,618	40,017
Total current liabilities	187,198	166,727
Long-term obligations, less current maturities	104,536	211,982
Other liabilities	58,349	61,657
Total liabilities	350,083	440,366
Stockholders’ investment:
Common Stock:
Class A nonvoting common stock—Issued 51,261,487 and outstanding 47,814,818 and 46,920,974 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	322,608	317,001
Earnings retained in the business	507,136	453,371
Treasury stock—3,446,669 and 4,340,513 shares, respectively of Class A nonvoting common stock, at cost	(85,470)	(108,714)
Accumulated other comprehensive loss	(44,682)	(54,745)
Other	—	(3,863)
Total stockholders’ investment	700,140	603,598
Total	$1,050,223	$1,043,964

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year ended July 31,
	2017	2016
Operating activities:
Net earnings	$95,645	$80,110
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,303	32,432
Stock-based compensation expense	9,495	8,154
Deferred income taxes	(8,618)	2,085
Changes in operating assets and liabilities:
Accounts receivable	766	8,159
Inventories	(5,687)	4,833
Prepaid expenses and other assets	1,812	475
Accounts payable and accrued liabilities	22,255	3,928
Income taxes	1,061	(1,200)
Net cash provided by operating activities	144,032	138,976

Investing activities:
Purchases of property, plant and equipment	(15,167)	(17,140)
Other	(86)	1,724
Net cash used in investing activities	(15,253)	(15,416)

Financing activities:
Payment of dividends	(41,880)	(40,808)
Proceeds from exercise of stock options	19,728	5,246
Purchase of treasury stock	—	(23,552)
Proceeds from borrowing on credit facilities	180,320	96,276
Repayment of borrowing on credit facilities	(244,268)	(91,759)
Principal payments on debt	(49,302)	(42,514)
Debt issuance costs	—	(803)
Income tax on equity-based compensation, and other	(839)	(1,662)
Net cash used in financing activities	(136,241)	(99,576)

Effect of exchange rate changes on cash	178	2,752

Net (decrease) increase in cash and cash equivalents	(7,284)	26,736
Cash and cash equivalents, beginning of period	141,228	114,492

Cash and cash equivalents, end of period	$133,944	$141,228

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended July 31,		Year ended July 31,
	2017	2016	2017	2016
SALES
ID Solutions	$211,286	$203,229	$800,392	$795,511
Workplace Safety	77,926	78,877	312,924	325,114
Total	$289,212	$282,106	$1,113,316	$1,120,625

SALES INFORMATION
ID Solutions
Organic	4.4%	(0.6)%	1.6%	(0.7)%
Currency	(0.4)%	(1.2)%	(1.0)%	(3.1)%
Total	4.0%	(1.8)%	0.6%	(3.8)%
Workplace Safety
Organic	(0.6)%	(1.8)%	(2.0)%	(0.7)%
Currency	(0.6)%	(1.8)%	(1.7)%	(5.0)%
Total	(1.2)%	(3.6)%	(3.7)%	(5.7)%
Total Company
Organic	3.0%	(0.9)%	0.5%	(0.7)%
Currency	(0.5)%	(1.4)%	(1.2)%	(3.7)%
Total	2.5%	(2.3)%	(0.7)%	(4.4)%

SEGMENT PROFIT
ID Solutions	$35,896	$31,891	$130,572	$112,276
Workplace Safety	7,939	9,102	25,554	30,792
Total	$43,835	$40,993	$156,126	$143,068
SEGMENT PROFIT AS A PERCENT OF SALES
ID Solutions	17.0%	15.7%	16.3%	14.1%
Workplace Safety	10.2%	11.5%	8.2%	9.5%
Total	15.2%	14.5%	14.0%	12.8%

	Three months ended July 31,		Year ended July 31,
	2017	2016	2017	2016
Total segment profit	$43,835	$40,993	$156,126	$143,068
Unallocated amounts:
Administrative costs	(7,540)	(7,590)	(25,111)	(25,190)
Investment and other income (expense)	561	321	1,121	(709)
Interest expense	(939)	(1,705)	(5,504)	(7,824)
Earnings before income taxes	$35,917	$32,019	$126,632	$109,345